As filed with the Securities and Exchange Commission on January 21, 2016

Registration Statement No. 333-159883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement No. 333-159883

UNDER

THE SECURITIES ACT OF 1933

LIBERATOR MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0267292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2979 SE Gran Park Way, Stuart, Florida	34997
(Address of Principal Executive Offices)	(Zip Code)

Liberator Medical Holdings, Inc.

2009 Employee Stock Purchase Plan

(Full title of the plan)

Samrat S. Khichi

Senior Vice President, General Counsel and Secretary

C.R. Bard, Inc.

730 Central Avenue

Murray Hill, New Jersey 07974

(Name and address of agent for service)

(908) 277-8000

(Telephone number, including area code, of agent for service)

Copies to:

Michael E. Lubowitz, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153 (212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement of Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), on Form S-8 (the “Registration Statement”):

1.	Registration Statement No. 333-159883, registering 500,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the 2009 Employee Stock Purchase Plan, as previously filed with the U.S. Securities and Exchange Commission on June 10, 2009.

On January 21, 2016, pursuant to the Agreement and Plan of Merger, dated as of November 19, 2015 (the “Merger Agreement”), by and among the Company, C. R. Bard, Inc., a New Jersey corporation (“Bard”), and Freedom MergerSub, Inc., a Nevada corporation, a wholly owned subsidiary of Bard (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Bard.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 21st day of January, 2016.

LIBERATOR MEDICAL HOLDINGS, INC.

By:	/s/ Richard C. Rosenzweig
Name: Richard C. Rosenzweig
Title: Vice President and Assistant Secretary